
NATIONAL GRID USA AND SUBSIDIARIES
Statements of Consolidated Income
Periods Ended September 30, 2000
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)
               Quarter     Six Months
               -------     ----------
Operating revenue     $776.0     $1,460.0
               ------     --------
Operating expenses:
     Fuel for generation     4.3     9.9
     Purchased electric energy     401.7     731.3
     Other operation     142.3     276.8
     Maintenance     21.9     43.5
     Depreciation and amortization     57.5     113.1
     Taxes, other than income taxes     33.4     65.2
     Income taxes     40.1     85.0
               ------     --------
          Total operating expenses     701.2     1,324.8
               ------     --------
          Operating income     74.8     135.2

Other income:
     Equity in income of generating companies     1.9     2.8
     Amortization of goodwill     (25.5)     (50.4)
     Other income (expense), net     3.6     12.4
               ------     --------
          Operating and other income     54.8     100.0
               ------     --------

Interest:
     Interest on long-term debt     18.5     36.9
     Other interest     5.9     11.4
     Allowance for borrowed funds used
      during construction     (0.3)     (0.8)
               ------     --------
          Total interest     24.1     47.5
               ------     --------

Income after interest     30.7     52.5

Preferred dividends of subsidiaries     0.7     1.4
Minority interests     1.4     2.7
               ------     --------
          Net income     $ 28.6     $   48.4
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